Exhibit 99.1

Loop Media Reports Fiscal First Quarter 2023 Financial Results

Q1 Revenue up 395% YoY to $14.8 Million; Quarterly Active Units up 47% QoQ

GLENDALE, CA – February 7, 2023 – Loop Media, Inc. (“Loop Media” or “Loop” or the “Company”) (NYSE American: LPTV), a leading multichannel streaming platform that provides curated music video and branded entertainment channels for businesses, is reporting financial and operating results for its fiscal first quarter ended December 31, 2022.

Fiscal Q1 2023 vs. Fiscal Q1 2022 Highlights (unless otherwise noted)

●	Revenue increased approximately 395% to $14.8 million.

●	Gross profit increased significantly to $5.7 million, with gross margin of 38.4%.

●	Net loss was $5.3 million or $(0.09) per share, compared to a loss of $4.3 million or $(0.10) per share.

●	Adjusted EBITDA (a non-GAAP financial measure defined below) improved to $(1.6) million compared to $(2.5) million.

●	As of December 31, 2022, the Company had 26,903 quarterly active units (QAUs) operating on its platform, an increase of 47% compared FQ4 2022.

Management Commentary

“Our fiscal 2023 is off to a solid start as our various advertising and marketing initiatives resulted in nearly 5x year over year revenue growth, a 47% sequential increase in quarterly active units and continued material improvements to our bottom line,” said Jon Niermann, CEO of Loop Media. “Our ability to scale distribution, lean into marketing and convert those dollars into meaningful growth of our Loop Player footprint is a testament to our execution, especially as we contended with a challenging macroeconomic environment in the second half of the quarter, which has carried into calendar 2023.

“We recently renewed and updated our licenses with all three major music companies. This multi-year agreement enables us to digitally distribute music videos and related materials to our out-of-home clients throughout the U.S., positioning us for continued growth in the years ahead.

“Although we are currently navigating a challenging environment with lower levels of ad spend from companies and agencies, we have our sights set on a successful fiscal 2023 and the long-term growth of our business as we execute on our various strategic initiatives. We plan to continue ramping our Loop Player distribution, expanding our partner network, increasing our direct sales efforts and delivering new content offerings as we capitalize on our leading position in digital out-of-home advertising.”

Fiscal First Quarter 2023 Financial Results

Revenue in the fiscal first quarter increased approximately 5x to $14.8 million compared to $3.0 million in the year-ago period. The increase was primarily driven by significantly more Loop Players deployed into the market, as well as the benefit from Loop’s Partner Platform business that was launched in May 2022.

Gross profit in the fiscal first quarter of 2023 increased significantly to $5.7 million compared to $1.6 million for the same period in fiscal 2022. Gross margin was 38.4% compared to 51.8% in the year-ago period. The decrease was primarily driven by revenue mix as the year-ago period did not include the launch of Loop’s Partner Platform business, which carries lower gross margin but higher operating margin. When compared to the prior quarter, fiscal Q4, gross margin was relatively flat.

Total sales, general, and administrative (“SG&A”) expenses in the fiscal first quarter of 2023 were $8.0 million compared to $4.4 million for the same period in fiscal 2022. The increase in SG&A was primarily due to greater marketing, customer acquisition and retention spend, as well as higher public company costs related to the Company’s public offering and up-listing to the NYSE American. As a percentage of revenue, SG&A was reduced significantly as the Company continued to improve its operating leverage.

Net loss in the fiscal first quarter of 2023 was $5.3 million or $(0.09) per share, compared to a loss of $4.3 million or $(0.10) per share for the same period in fiscal 2022.

Adjusted EBITDA in the fiscal first quarter of 2023 improved to $(1.6) million compared to $(2.5) million for the same period in fiscal 2022.

On December 31, 2022, cash and cash equivalents were $7.8 million compared to $14.1 million on September 30, 2022. The decrease was primarily driven by marketing spend and non-recurring expenses, including costs related to the Company’s uplist to the NYSE American Exchange and payments related to music licensing fees. As of December 31, 2022, the Company had total debt of $9.2 million compared to $7.1 million at September 30, 2022.

Conference Call

The Company will conduct a conference call today, February 7, 2023, at 5:00 p.m. Eastern Standard Time to discuss financial and operating results for its fiscal first quarter ended December 31, 2022.

Loop’s management will host the conference call, followed by a question and answer period.

Date: February 7, 2023

Time: 5:00 p.m. Eastern Standard Time

Live webcast registration link: here

Toll-free dial-in number: 1-833-630-1956

If you have any difficulty registering or connecting with the conference call, please contact Elevate IR at (720) 330-2829.

The conference call will also be available for replay on the investor relations section of the Company’s website at www.loop.tv/investors.

About Loop Media

Loop Media, Inc. (“Loop Media”) (NYSE American: LPTV) is a leading multichannel streaming platform that provides curated music video and branded entertainment channels for businesses. Through its proprietary “Loop Player” for businesses, Loop Media is a leading company in the U.S. licensed to stream music videos directly to venues out-of-home (“OOH”).

Loop Media’s digital video content reaches millions of consumers in OOH locations including bars/restaurants, office buildings, retail businesses, college campuses, airports and on free ad-supported TV (“FAST”) platforms like Roku and at local gas stations on GSTV terminals and in 400,000 hotel rooms in over 1300 hotels in the United States.

Loop is fueled by one of the largest and most important libraries that includes music videos, movie trailers and live performances. Loop Media’s non-music channels cover a multitude of genres and moods and include movie trailers, sports highlights, lifestyle and travel videos, viral videos and more.  Loop Media’s streaming services generate revenue from advertising, sponsorships, integrated marketing and branded content from free-ad-supported-television and from subscription offerings.

To learn more about Loop Media products and applications, please visit us online at Loop.tv

Follow us on social:

Instagram: @loopforbusiness

Twitter: @loopforbusiness

LinkedIn: https://www.linkedin.com/company/looptv/

Safe Harbor Statement and Disclaimer

This news release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, Loop Media’s expected 2023 results, ability to compete in the highly competitive markets in which it operates, statements regarding Loop Media’s ability to develop talent and attract future talent, the success of strategic actions Loop Media is taking, and the impact of strategic transactions. Forward-looking statements give our current expectations, opinion, belief or forecasts of future events and performance. A statement identified by the use of forward-looking words including "will," "may," "expects," "projects," "anticipates," "plans," "believes," "estimate," "should," and certain of the other foregoing statements may be deemed forward-looking statements. Although Loop Media believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. Investors are cautioned that any forward-looking statements are not guarantees of future performance and actual results or developments may differ materially from those projected. The forward-looking statements in this press release are made as of the date hereof. Loop Media takes no obligation to update or correct its own forward-looking statements, except as required by law, or those prepared by third parties that are not paid for by Loop Media. Loop Media’s SEC filings are available at www.sec.gov.

Non-GAAP Measures

Loop Media uses non-GAAP financial measures, including adjusted EBITDA and quarterly active units or QAUs, as supplemental measures of the performance of the Company’s business. Use of these financial measures has limitations, and you should not consider them in isolation or use them as substitutes for analysis of Loop Media’s financial results under generally accepted accounting principles in the United States of America (“U.S. GAAP”). The tables below provide a reconciliation of adjusted EBITDA to the most nearly comparable measure under U.S. GAAP.

The Company defines an “active unit” as (i) an ad-supported Loop Player (or DOOH location using our ad-supported service through our “Loop for Business” application or using a DOOH venue-owned computer screening our content) that is online, playing content, and has checked into the Loop analytics system at least once in the 90-day period or (ii) a DOOH location customer using our paid subscription service at any time during the 90-day period. The Company uses “QAU” to refer to the number of such active units during such period.

Loop Media Investor Contact
Sean Mansouri, CFA | Elevate IR
ir@loop.tv

Loop Media Press Contact
Jon Lindsay Phillips
Loop@phillcomm.global

LOOP MEDIA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2022	September 30, 2022
	(UNAUDITED)
ASSETS
Current assets
Cash	$7,753,644	$14,071,914
Accounts receivable, net	15,474,223	12,590,970
Prepaid expenses and other current assets	1,232,830	1,496,566
Deferred offering costs	68,832	—
Content assets - current	1,863,697	745,633
Total current assets	26,393,226	28,905,083
Non-current assets
Deposits	63,889	63,889
Content assets - non current	1,634,847	678,659
Property and equipment, net	2,372,546	1,633,169
Operating lease right-of-use assets	33,917	76,696
Intangible assets, net	562,222	590,333
Total non-current assets	4,667,421	3,042,746
Total assets	$31,060,647	$31,947,829
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$6,372,516	$7,453,801
Accrued liabilities	3,289,498	5,620,873
Accrued royalties	8,419,287	4,559,088
Payable on acquisition	—	250,125
License content liabilities - current	1,429,109	1,092,819
Deferred Income	143,139	140,764
Lease liability - current	30,425	75,529
Non-revolving line of credit	1,652,031	—
Total current liabilities	21,336,005	19,192,999
Non-current liabilities
Non-revolving line of credit	—	1,494,469
Non-revolving line of credit, related party	2,873,160	2,575,753
Revolving line of credit	4,666,022	3,030,516
Total non-current liabilities	7,539,182	7,100,738
Total liabilities	28,875,187	26,293,737

Commitments and contingencies	—	—

Stockholders’ equity
Common Stock, $0.0001 par value, 105,555,556 shares authorized, 56,381,209 and 56,381,209 shares issued and outstanding as of December 31, 2022, and September 30, 2022, respectively	5,638	5,638
Additional paid in capital	103,761,125	101,970,318
Accumulated deficit	(101,581,303)	(96,321,864)
Total stockholders' equity	2,185,460	5,654,092
Total liabilities and stockholders' equity	$31,060,647	$31,947,829

LOOP MEDIA, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Three months ended December 31,
	2022	2021
Revenue	$14,825,831	$2,996,034
Cost of revenue	9,139,800	1,444,977
Gross profit	5,686,031	1,551,057

Operating expenses
Sales, general and administrative	7,958,134	4,360,683
Stock-based compensation	1,790,807	1,516,594
Depreciation and amortization	187,716	32,403
Total operating expenses	9,936,657	5,909,680

Loss from operations	(4,250,626)	(4,358,623)

Other income (expense)
Interest income	—	200
Interest expense	(1,007,583)	(504,117)
Gain (Loss) on extinguishment of debt, net	—	490,051
Change in fair value of derivatives	—	98,745
Total other income (expense)	(1,007,583)	84,879
Loss before income taxes
Income tax (expense)/benefit	(1,230)	(251)
Net loss	$(5,259,439)	$(4,273,995)

Basic and diluted net loss per common share	$(0.09)	$(0.10)

Weighted average number of basic and diluted common shares outstanding	56,381,209	44,490,047

LOOP MEDIA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	Three months ended December 31,
	2022	2021
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,259,439)	$(4,273,995)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of debt discount	661,335	358,248
Depreciation and amortization expense	187,716	32,403
Amortization of content assets	682,167	311,055
Amortization of right-of-use assets	42,779	38,555
Bad debt expense	—	20,000
Gain on extinguishment of debt, net	—	(490,051)
Change in fair value of derivative	—	(98,745)
Stock-based compensation	1,790,807	1,549,406
Change in operating assets and liabilities:
Accounts receivable	(2,883,253)	(1,373,259)
Prepaid income tax	—	(1,842)
Inventory	12,091	108,325
Prepaid expenses	251,644	(70,555)
Deposit	—	(29,590)
Accounts payable	(1,375,043)	317,686
Accrued liabilities	(2,331,374)	713,534
Accrued royalties	3,860,199	44,193
Licensed content liability	(2,420,129)	(581,000)
Operating lease liabilities	(45,104)	(39,349)
Deferred income	2,375	(12,782)
NET CASH USED IN OPERATING ACTIVITIES	(6,823,229)	(3,477,763)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(618,032)	—
NET CASH USED IN INVESTING ACTIVITIES	(618,032)	—

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	—	1,250,000
Proceeds from non-revolving line of credit, net of repayments	1,429,441	—
Debt issuance costs	(301)	—
Deferred offering costs	(56,024)	—
Payment of acquisition related consideration	(250,125)	—
Repayment of stockholder loans	—	(272,687)
NET CASH PROVIDED BY FINANCING ACTIVITIES	1,122,991	977,313

Change in cash and cash equivalents	(6,318,270)	(2,500,450)
Cash, beginning of period	14,071,914	4,162,548
Cash, end of period	$7,753,644	$1,662,098

SUPPLEMENTAL DISCLOSURES OF CASH FLOW STATEMENTS
Cash paid for interest	$508,118	$43,130
Cash paid for income taxes	$1,230	$251

SUPPLEMENTAL DISCLOSURES OF NON CASH INVESTING AND FINANCING ACTIVITIES
Unpaid deferred offering costs	$12,808	$—
Unpaid additions to property and equipment	$280,950	$—
Investment in licensed content and internally developed content	$2,756,420	$—

LOOP MEDIA, INC.

Adjusted EBITDA Reconciliation

(UNAUDITED)

	Three months ended December 31,
	2022	2021
GAAP net loss	$(5,259,439)	$(4,273,995)
Adjustments to reconcile to EBITDA:
Interest expense	1,007,583	504,117
Interest income	—	(200)
Depreciation and amortization expense*	869,883	343,458
Income Tax benefit	1,230	251
Stock-based compensation**	1,790,807	1,516,594
Loss on extinguishment of debt, net	—	(490,051)
Change in fair value of derivative	—	(98,745)
Adjusted EBITDA	$(1,589,936)	$(2,498,571)

* Includes amortization of content assets.

** Includes options, Resticted Stock Units ("RSUs") and warrants.